ENDLESS YOUTH PRODUCTS, INC.

       PROXY CARD FOR ANNUAL MEETING OF STOCKHOLDERS ON DECEMBER 28, 2000

This proxy is solicited by the board of directors of Endless Youth Products, Inc. (the "Company"). The undersigned hereby appoints David B. Caney and Jacqueline Antin as proxies, each with full power of substitution, to represent the undersigned and to vote all shares of common stock of the Company held of record by the undersigned on November 27, 2000, or which the undersigned would otherwise be entitled to vote at the annual meeting to be held on December 28, 2000 and any adjournment thereof, upon all matters that may properly come before the annual meeting. All shares votable by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the annual meeting.

         PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Please sign this proxy exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the proposals set forth on the reverse of this card.

The undersigned hereby acknowledges receipt of the proxy statement/prospectus and the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2000, and hereby revokes all previously granted proxies.

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Proposals by the Company:                           FOR     AGAINST    ABSTAIN
1.  To approve and adopt the agreement and          [ ]       [ ]        [ ]
    plan of merger, dated as of December 6,
    2000, among Endless Youth Products, Inc., a Nevada corporation ("EYPI- Delaware"),
    Endless Youth Products Ltd., a Bermuda
    company ("EYPI-Bermuda"), and EYPI Merger
    Corp., pursuant to which EYPI-Bermuda
    will become the parent holding company of EYPI-Nevada, and to approve the transactions contemplated thereby.

2.  To elect the following nominees as
    Directors of the company for a term of up
    to three years:
              David B. Caney                        [ ]       [ ]        [ ]
              Jacqueline Antin                      [ ]       [ ]        [ ]
              Edward Shah                           [ ]       [ ]        [ ]

3.  To ratify the selection of Beckman              [ ]       [ ]        [ ]
    Kirkland & Whitney as the company's
    independent accountants for the fiscal
    year ending June 30, 2001.

    Please be sure to sign and date this proxy:   Date _________________, 2000


Stockholder sign here ________________ Co-owner sign here _____________________